Exhibit 21

Subsidiaries of Med-Emerg International Inc.

927563 Ontario Inc.
927564 Ontario Inc.
Med-Emerg Inc.
Med-Emerg Health Centres Inc.
YFMC Heathcare Inc.
YFMC Healthcare (Alberta) Inc.
Doctors on Call Ltd.
CPM Health Centres Inc.